Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-126054, 333-46936 and 333-79643 of Nautilus, Inc. on Form S-8 of our report dated July 13, 2009, appearing in this Annual Report on Form 11-K of the Nautilus, Inc. 401(k) Savings Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Portland, Oregon

July 13, 2009